Exhibit 99.1

Yahoo! Reports First Quarter 2011 Results

First Quarter Revenue and Profitability Exceed Expectations

SUNNYVALE, Calif.--(BUSINESS WIRE)--April 19, 2011--Yahoo! Inc. (NASDAQ:YHOO) today reported results for the quarter ended March 31, 2011.

Revenue excluding traffic acquisition costs ("revenue ex-TAC") was $1,064 million for the first quarter of 2011, a 6 percent decrease from the first quarter of 2010, primarily due to the revenue share related to the Search Agreement with Microsoft. Excluding this item and other special items, revenue ex-TAC for the first quarter of 2011 was flat year over year. Special items include the impact of the divestitures of Zimbra and HotJobs, broadband deferred revenue amortization, and certain fee rate reductions.

GAAP revenue was $1,214 million for the first quarter of 2011, a 24 percent decrease from the first quarter of 2010, primarily due to the required change in revenue presentation related to the Search Agreement and the associated revenue share with Microsoft. For transitioned markets (U.S. and Canada), Yahoo! now reports revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. Excluding the impact of these two items and the impact of the divestitures of Zimbra and HotJobs, broadband deferred revenue amortization, and certain fee rate reductions, revenue for the first quarter of 2011 decreased 8 percent compared to the first quarter of 2010.

Income from operations increased by 1 percent to $190 million in the first quarter of 2011, compared to $188 million in the first quarter of 2010.

Net earnings per diluted share were $0.17 per diluted share in the first quarter of 2011, compared to $0.22 in the first quarter of 2010, a decrease of 23 percent. Net earnings per diluted share in the first quarter of 2011 included an impairment charge of $0.02 related to an investment held by Yahoo Japan. Net earnings per diluted share in the first quarter of 2010 included benefits of $0.05 related to the sale of Zimbra and $0.02 related to transition cost reimbursements from Microsoft attributable to 2009, reimbursed in 2010. Excluding these items, net earnings per diluted share for the first quarter of 2011 increased 23 percent compared to the first quarter of 2010.

Financials at a Glance

Quarterly Results (in millions, except percentages and per share amounts)
	Q1 2010	Q1 2011	Percent Change
Non-GAAP Revenue ex-TAC*	$1,130	$1,064	(6)%
Income from operations	$188	$190	1%
Net earnings	$310	$223	(28)%
Net earnings per diluted share	$0.22	$0.17	(23)%

* GAAP revenue for the first quarter of 2011 was $1,214 million, a 24 percent decrease year over year.

“We are solidly executing toward our plan for returning Yahoo! to sustainable revenue and profit growth,” said Carol Bartz, CEO of Yahoo!. “During the quarter, we beat the midpoint of revenue guidance while continuing to deliver on the bottom line. We continued to extend our lead as the world's premier digital media company with users to Yahoo! branded properties increasing 15% year over year and minutes spend increasing 17%."

Business Highlights

  Yahoo! launched Search Direct which delivers answers and direct access to websites before a user completes a query, hits the search button, or goes to a search results page. This search innovation supports Yahoo!’s strategy to fundamentally shift the way people experience the Web – by providing the richest, most integrated content faster and more efficiently.
  Yahoo! previewed Livestand, a digital newsstand that continually offers new content to consumers, based on their interests. Launching first for tablets, Livestand from Yahoo! will enable publishers and advertisers to seamlessly distribute content across tablets and mobile phones in an experience that is elegant and personalized to the individual.
  Yahoo! continued to modernize its technology platforms, with 31 additional sites across the Americas, EMEA and APAC going live on the new global content platform in the quarter.
  Yahoo! continued to drive engagement across its properties, with programming for events including the Super Bowl and the Oscars delivering blockbuster results. The Super Bowl drove more than 37 million clicks, doubling from the prior year; the Oscars drove more than one billion page views, a 23 percent increase over the prior year. Also in the quarter, Yahoo! launched its royal wedding Website, bringing together the best of the Web to celebrate the royal couple.
  Yahoo!’s original video programs increased its audience by 80 percent year over year with time spent doubling. “Primetime in No Time” surpassed 500 million total streams in the quarter making it the most watched online show ever. In just four quarters, the news trivia program “Who Knew” became the number one online show with more than 5 million visitors. In the quarter we also launched new programs including “Breakout” in Yahoo! Finance and “omg Now” in Entertainment.
  Yahoo! introduced the MarketDash app, a newly designed tablet experience for Yahoo! Finance.
  Yahoo! announced AdLabs, a group focused on providing scientific leadership to the industry and accelerating innovation in digital advertising products through Yahoo! Labs, one of the world’s premier industrial research organizations.
  Yahoo! introduced Yahoo! Safely worldwide, a global resource to inform parents, educators, and young people in their own languages about important topics, such as managing digital reputations, avoiding cyber-bullying, and learning how to minimize risks on mobile devices.
  Yahoo! announced a partnership with Omnicom Group, a leading global marketing and communications company, to educate brands about the power of digital storytelling in creating more engaging online experiences.
  Yahoo! appointed David Kenny, president of Akamai Technologies, Inc., to the Board of Directors. Prior to Akamai, he was a managing partner of VivaKi and chief executive officer of Digitas, Inc., where he transformed the company from a direct marketing business to a cutting-edge interactive communications firm.

Search Alliance Costs and Reimbursements

Yahoo!’s results for the first quarter of 2011 reflect $56 million in search operating cost reimbursements and $11 million in transition cost reimbursements from Microsoft under the Search Agreement, which amounts are equal to the search operating costs and the transition costs incurred by Yahoo! in the first quarter. Search operating cost reimbursements are expected to continue to decline as Yahoo! fully transitions all markets to Microsoft’s search platform and the underlying expenses are removed from our cost structure. Our business outlook for total expenses reflects these anticipated savings. The net impact of the transition costs and transition cost reimbursements were neutral to total operating expenses in the first quarter, as expected.

First Quarter 2011 Revenue Results

  Display revenue ex-TAC increased 10 percent to $471 million, compared to $427 million for the first quarter of 2010.
  GAAP display revenue increased 6 percent to $523 million, compared to $491 million for the first quarter of 2010.
  Search revenue ex-TAC was $357 million, a 19 percent decrease compared to $440 million for the first quarter of 2010.
  GAAP search revenue was $455 million, a 46 percent decrease compared to $841 million for the first quarter of 2010.

Cash Flow and Cash Balance

  Cash flow from operating activities for the first quarter of 2011 was $208 million, a 45 percent increase compared to $144 million for the same period of 2010.
  Free cash flow was $59 million for the first quarter of 2011, a 7 percent decrease compared to $64 million for the same period of 2010.
  Cash, cash equivalents, and investments in marketable debt securities were $3,528 million at March 31, 2011 compared to $3,629 million at December 31, 2010, a decrease of $101 million. During the first quarter of 2011, Yahoo! repurchased 8 million shares for $137 million.

Business Outlook

Revenue ex-TAC for the second quarter of 2011 is expected to be in the range of $1,075 million to $1,125 million. Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. Microsoft’s revenue share in the second quarter of 2011 is expected to be approximately $35 million. GAAP revenue for the second quarter of 2011 is expected to be in the range of $1,230 million to $1,290 million. Total expenses (cost of revenue plus total operating expenses) for the second quarter of 2011 is expected to be in the range of $1,070 million to $1,100 million. Total expenses less TAC for the second quarter of 2011 is expected to be in the range of $915 million to $935 million. Income from operations for the second quarter of 2011 is expected to be in the range of $160 million to $190 million.

Business outlook for revenue ex-TAC is being provided to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods.

Conference Call

Yahoo! will host a conference call to discuss first quarter 2011 results at 5 p.m. Eastern Time today. A live webcast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations website at http://investor.yahoo.com/results.cfm. In addition, an archive of the webcast can be accessed through the same link. An audio replay of the call will be available for one week following the conference call by calling (888) 286-8010 or (617) 801-6888, reservation number: 16006021.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; free cash flow; total expenses less TAC; non-GAAP net income; and non-GAAP net income per diluted share. These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Statements of Income,” “Supplemental Financial Data,” “GAAP Net Income to Non-GAAP Net Income Reconciliation,” and “Business Outlook”.

About Yahoo!

Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company's blog, Yodel Anecdotal (yodel.yahoo.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo!’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Search Agreement” refers to the Search and Advertising Services and Sales agreement between Yahoo! and Microsoft Corporation.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo! Properties.

“Yahoo! Properties” refers to the online properties and services that Yahoo! provides to users.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (including, without limitation, the statements and information in the Business Outlook sections, certain business highlights, and the quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the impact of management and organizational changes; the implementation and results of Yahoo!'s ongoing strategic and cost initiatives; Yahoo!'s ability to compete with new or existing competitors; reduction in spending by, or loss of, advertisers; the demand by customers for Yahoo!'s premium services; interruptions or delays in the provision of our services; security breaches; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!'s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!'s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; general economic conditions and changes in economic conditions; and transition and implementation risks associated with the Search Agreement with Microsoft Corporation. All information set forth in this press release and its attachments is as of April 19, 2011. Yahoo! does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances; however, Yahoo! may update its business outlook or any portion thereof at any time in its discretion. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which will be filed with the SEC in the second quarter of 2011.

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2011

Revenue	$1,596,960	$1,214,357

Cost of revenue	706,382	377,462

Gross profit	890,578	836,895

Operating expenses:
Sales and marketing	313,538	262,234
Product development	266,077	243,067
General and administrative	110,428	123,224
Amortization of intangibles	8,102	8,050
Restructuring charges, net	4,412	10,575
Total operating expenses	702,557	647,150

Income from operations	188,021	189,745

Other income, net	86,328	5,027

Income before income taxes and earnings in equity interests	274,349	194,772

Provision for income taxes	(49,444)	(52,120)
Earnings in equity interests	87,374	82,180

Net income	312,279	224,832

Less: Net income attributable to noncontrolling interests	(2,088)	(1,840)

Net income attributable to Yahoo! Inc.	$310,191	$222,992

Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.22	$0.17

Shares used in per share calculation - diluted	1,413,432	1,320,185

Stock-based compensation expense by function:
Cost of revenue	$1,011	$648
Sales and marketing	13,678	6,697
Product development	32,373	17,672
General and administrative	13,721	10,099
Restructuring expense reversals, net	-	(752)

Supplemental Financial Data:
Revenue ex-TAC	$1,130,430	$1,064,326
Free cash flow	$63,945	$59,159

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Statements of Income

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”), free cash flow, total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC, non-GAAP net income, and non-GAAP net income per diluted share, which are reconciled to revenue, cash flow from operating activities, total expenses (GAAP cost of revenue plus GAAP total operating expenses), net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business and operating costs. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, cash flow from operating activities, total expenses, net income attributable to Yahoo! Inc., and net income attributable to Yahoo! Inc. common stockholders per share - diluted calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo!’s online properties and services (“Yahoo! Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo! Properties and Affiliate sites in transitioned markets. Yahoo! reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC within cost of revenue. Accordingly, for transitioned markets Yahoo! reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded in cost of revenue. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. We present revenue ex-TAC business outlook to reflect the underlying dynamics of the business during the Microsoft transition and to facilitate comparisons to prior periods. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue, cost of revenue, and gross profit, each of which includes the impact of TAC.

Free cash flow is a non-GAAP financial measure defined as cash flow from operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Total expenses less TAC is a non-GAAP financial measure defined as total expenses (GAAP cost of revenue plus GAAP total operating expenses) less TAC. We consider total expenses less TAC to be a useful indicator of our operating costs. We exclude TAC from this measure because TAC generally varies based on the revenue we earn from traffic supplied by certain third parties, and doing so assists investors in understanding the operating cost structure of our business. A limitation associated with the non-GAAP measure of total expenses less TAC is that it does not reflect TAC. Management compensates for this limitation by also relying on the comparable GAAP financial measures of cost of revenue and income from operations, each of which includes TAC.

Non-GAAP net income is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results. We consider non-GAAP net income and non-GAAP net income per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net income and non-GAAP net income per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net income and non-GAAP net income per diluted share.

Yahoo! Inc.
Supplemental Financial Data
(in thousands)

	Three Months Ended
	March 31,
	2010	2011
Revenue for groups of similar services:
Display	$491,041	$522,623
Search	841,214	455,121
Other	264,705	236,613
Total revenue	$1,596,960	$1,214,357

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$491,041	$522,623
TAC associated with display revenue	(63,984)	(51,849)
Display revenue ex-TAC	$427,057	$470,774

GAAP search revenue	$841,214	$455,121
TAC associated with search revenue for non-transitioned markets	(401,173)	(98,182)
Search revenue ex-TAC	$440,041	$356,939

Other GAAP revenue	$264,705	$236,613
TAC associated with other GAAP revenue	(1,373)	-
Other revenue ex-TAC	$263,332	$236,613

Revenue ex-TAC:
GAAP revenue	$1,596,960	$1,214,357
TAC	(466,530)	(150,031)
Revenue ex-TAC	$1,130,430	$1,064,326

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$1,155,011	$818,931
TAC	(281,746)	(38,141)
Revenue ex-TAC	$873,265	$780,790

EMEA:
GAAP revenue	$141,827	$154,050
TAC	(53,420)	(57,512)
Revenue ex-TAC	$88,407	$96,538

Asia Pacific:
GAAP revenue	$300,122	$241,376
TAC	(131,364)	(54,378)
Revenue ex-TAC	$168,758	$186,998

Total revenue ex-TAC	$1,130,430	$1,064,326

Direct costs by segment (1):
Americas	$144,904	$136,074
EMEA	30,773	30,587
Asia Pacific	34,467	44,585
Global operating costs (2)	501,824	457,772
Restructuring charges, net	4,412	10,575
Depreciation and amortization	165,246	160,438
Stock-based compensation expense	60,783	34,550
Income from operations	$188,021	$189,745

Reconciliation of cash flow from operating activities to free cash flow:
Cash flow from operating activities	$143,597	$208,370
Acquisition of property and equipment, net	(112,541)	(167,549)
Excess tax benefits from stock-based awards	32,889	18,338
Free cash flow	$63,945	$59,159

(1)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses. Prior to the fourth quarter of 2010, we included TAC in segment direct costs. For comparison purposes, prior period amounts have been revised to conform to the current presentation.
(2)	Global operating costs include product development, service engineering and operations, marketing, customer advocacy, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP Net Income to Non-GAAP Net Income Reconciliation
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2011

GAAP Net income attributable to Yahoo! Inc.	$310,191	$222,992

(a) Transition costs, net of reimbursements from Microsoft (3)	(43,300)	-

(b) Gain on sale of Zimbra, Inc.	(66,130)	-

(c) Yahoo!'s non-cash loss related to an impairment of an investment held by Yahoo Japan, net of tax, which is included in earnings in equity interests	-	25,981

(d) To adjust the provision for income taxes to exclude the tax impact of items (a) and (b) above for the three months ended March 31, 2010	16,379	-

Non-GAAP Net income	$217,140	$248,973

GAAP Net income attributable to Yahoo! Inc. common stockholders per share - diluted	$0.22	$0.17

Non-GAAP Net income per share - diluted	$0.15	$0.19

Shares used in non-GAAP per share calculation - diluted	1,413,432	1,320,185

(3)

Non-GAAP net income includes reimbursements for prior periods. The net $43 million reimbursement adjustment in the three months ended March 31, 2010 is equal to the transition costs of $11 million and $32 million incurred in the three months ended September 30, 2009 and December 31, 2009, respectively, in connection with the Search Agreement.

Yahoo! Inc.
Business Outlook

The following business outlook is based on information and expectations as of April 19, 2011. Yahoo!'s business outlook as of today is expected to be available on the Company's Investor Relations website throughout the current quarter. Yahoo! does not intend, and undertakes no duty, to update the business outlook to reflect subsequent events or circumstances; however, Yahoo! may update the business outlook or any portion thereof at any time at its discretion.

Three Months
Ending
June 30, 2011
(in millions)

	Revenue excluding traffic acquisition costs ("Revenue ex-TAC"):	$1,075 - 1,125

	Total expenses less TAC:	$915 - 935

	Income from operations:	$160 - 190

Reconciliations:

Revenue excluding TAC:
	GAAP Revenue (4)	$1,230 - 1,290
	Less: TAC (4)	155 - 165
	Revenue ex-TAC	$1,075 - 1,125

Total expenses less TAC:
	Total expenses (GAAP Cost of revenue + GAAP Total operating expenses)	$1,070 - 1,100
	Less: TAC (4)	155 - 165
	Total expenses less TAC	$915 - 935

(4)	As a result of the required change in revenue presentation and the revenue share with Microsoft, Yahoo!'s second quarter 2011 business outlook at the midpoint of the ranges for GAAP Revenue and TAC is lower than it otherwise would have been by approximately $220 million and $190 million, respectively.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$312,279	$224,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	129,683	139,177
Amortization of intangible assets	35,563	29,501
Stock-based compensation expense, net	60,783	34,364
Tax benefits from stock-based awards	12,864	12,608
Excess tax benefits from stock-based awards	(32,889)	(18,338)
Deferred income taxes	28,687	22,581
Earnings in equity interests	(87,374)	(82,180)
Gain from sale of investments, assets, and other, net	(51,021)	8,215
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	89,192	106,567
Prepaid expenses and other	(127,120)	59,665
Accounts payable	(22,553)	(31,862)
Accrued expenses and other liabilities	(150,027)	(273,626)
Deferred revenue	(54,470)	(23,134)
Net cash provided by operating activities	143,597	208,370

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(112,541)	(167,549)
Purchases of marketable debt securities	(682,397)	(616,050)
Proceeds from sales of marketable debt securities	88,845	438,548
Proceeds from maturities of marketable debt securities	905,903	363,161
Purchases of intangible assets	(5,464)	(3,342)
Proceeds from sales of divested businesses	100,000	-
Acquisitions, net of cash acquired	-	(34,382)
Other investing activities, net	-	149
Net cash provided by (used in) investing activities	294,346	(19,465)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	12,877	22,708
Repurchases of common stock	(385,171)	(137,368)
Excess tax benefits from stock-based awards	32,889	18,338
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(30,086)	(26,303)
Other financing activities, net	(363)	(722)
Net cash used in financing activities	(369,854)	(123,347)

Effect of exchange rate changes on cash and cash equivalents	(12,887)	27,192

Net change in cash and cash equivalents	55,202	92,750
Cash and cash equivalents, beginning of period	1,275,430	1,526,427

Cash and cash equivalents, end of period	$1,330,632	$1,619,177

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	March 31,
	2010	2011

ASSETS
Current assets:
Cash and cash equivalents	$1,526,427	$1,619,177
Short-term marketable debt securities	1,357,661	1,169,409
Accounts receivable, net	1,028,900	932,943
Prepaid expenses and other current assets	432,560	372,923
Total current assets	4,345,548	4,094,452

Long-term marketable debt securities	744,594	739,091
Property and equipment, net	1,653,422	1,695,407
Goodwill	3,681,645	3,734,609
Intangible assets, net	255,870	249,645
Other long-term assets	235,136	236,793
Investments in equity interests	4,011,889	4,178,356

Total assets	$14,928,104	$14,928,353

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$162,424	$132,718
Accrued expenses and other current liabilities	1,208,792	960,032
Deferred revenue	254,656	247,031
Total current liabilities	1,625,872	1,339,781

Long-term deferred revenue	56,365	42,520
Capital lease and other long-term liabilities	142,799	138,560
Deferred and other long-term tax liabilities, net	506,658	542,864
Total liabilities	2,331,694	2,063,725

Total Yahoo! Inc. stockholders' equity	12,558,129	12,824,507
Noncontrolling interests	38,281	40,121
Total equity	12,596,410	12,864,628

Total liabilities and equity	$14,928,104	$14,928,353

CONTACTS:
Yahoo! Inc.
Media Relations:
Dana Lengkeek, 408-349-1130
danal@yahoo-inc.com
Investor Relations:
Cathy La Rocca, 408-349-5188
cathy@yahoo-inc.com